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                                                            EXHIBIT (11)
                                            THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                                            =============================================
                                                  Computation of Earnings Per Share
                                            ---------------------------------------------
                                                Dollars and Share Amounts in Millions
                                         Three Months Ended    Six Months Ended
                                             December 31          December 31
                                         ------------------    ----------------
NET EARNINGS PER SHARE                       1993   1992        1993     1992
- ------------------------------------        ------  -----      ------    -----
Net Earnings                                $ 653   $ 576      $1,323    $  61
  Deduct preferred stock dividends             26      24          50       48
                                            -----   -----       -----    -----
Net Earnings Applicable to Common Stock       627     552       1,273       13
- ---------------------------------------     =====   =====       =====    =====
  Average number of common shares
   outstanding                              682.3   679.6       682.3    679.6

Per Share
- ---------
  Net earnings before prior years'
     effect of accounting changes           $ .92   $ .81       $ 1.87   $ 1.38
  Prior years' effect of accounting
     changes                                   --      --           --    (1.36)
                                            -----   -----       ------   ------
  Net Earnings per share                    $ .92   $ .81       $ 1.87   $  .02
                                            =====   =====       ======   ======
NET EARNINGS PER SHARE ASSUMING
  FULL DILUTION
- -------------------------------
Net Earnings                                $ 653   $ 576       $1,323   $   61
  Deduct differential -- preferred
    vs. common dividends                       13      14           26       29
                                            -----   -----       ------   ------
Net Earnings/(Loss) Applicable to
  Common Stock                              $ 640   $ 562       $1,297   $   32
- ---------------------------------           =====   =====       ======   ======
  Average number of common shares
   outstanding                              682.3   679.6        682.3    679.6
  Add potential effect of:
    Exercise of options                       7.2     8.0          7.2      8.0
    Conversion of preferred stock            54.2    54.9         54.2     54.9
                                            -----   -----        -----    -----
  Average number of common shares
    outstanding, assuming full dilution     743.7   742.5        743.7    742.5
                                            =====   =====        =====    =====
Per Share Assuming full dilution
- -----------------------------------------
  Net earnings before prior years' effect
    of accounting changes                   $ .85   $ .76       $ 1.74   $ 1.29
  Prior years' effect of accounting
    changes                                    --      --           --    (1.24)
                                            -----   -----       ------    -----
  Net Earnings                              $ .85   $ .76       $ 1.74   $  .05
                                            =====   =====       ======   ======

NOTE: 1992 has been restated to reflect the retroactive adoption of accounting changes related to postretirement benefits and income tax accounting.
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